Exhibit 99.1

Sealy to Be Acquired by KKR for $1.5 Billion

HIGH POINT, N.C., March 4, 2004 — Sealy Corporation, the world’s largest manufacturer of bedding products, announced today that it had signed a definitive merger agreement with affiliates of Kohlberg Kravis Roberts & Co. (KKR) in a transaction valued at approximately $1.5 billion. Sealy Corp. is being acquired from a private investment group that includes Bain Capital, Charlesbank Capital Partners, JPMorgan Partners, CIBC Argosy Merchant Fund and BancBoston Capital. KKR and Sealy management will acquire approximately 92 percent of Sealy in the transaction, with existing Sealy shareholders retaining the remaining 8 percent interest.

“We are pleased to announce our new partnership with KKR,” said David J. McIlquham, Sealy’s President and Chief Executive Officer. “KKR has a long history of investing in world-class consumer product companies to foster growth and expansion over the long term. KKR was particularly attracted to Sealy’s strong market position and our leading brand names in the Sealy Posturepedic and Stearns & Foster product lines. During the past year we reached a number of important milestones – achieved record sales, reduced debt significantly by carefully managing working capital, and launched our UniCased and TripLCased product technology. As a result, we are well positioned to begin the next chapter of Sealy’s growth. In particular, we look forward to working with KKR to expand and accelerate our product development programs to bring new innovation and consumer-preferred products to our customers. We also expect to move forward with the international expansion of our well-known brands,” said McIlquham.

As part of the transaction, members of Sealy management will partner with KKR by retaining a significant equity stake in the company. No changes are currently contemplated in Sealy’s management, strategy, or operations.

“Sealy Corporation has long been known for setting the standard of excellence in bedding products,” said Scott M. Stuart, a Member of KKR. “Equally important, Sealy today is a global company, leading the industry in brand recognition, market share, technological advancement, and product innovation. Its recent record sales performance reflects its brand strength as well as new product introductions that are being received extremely well in some of the fastest growing segments of the market. We are excited about the significant potential for the company’s future growth, and look forward to working with Dave McIlquham and his management team to lend our full support to the continued development and expansion of a great consumer brand and a fine company.”

The merger has been approved by Sealy shareholders, is expected to close in April 2004, and will be financed through a combination of debt and equity. The merger is subject to customary conditions, including the funding of the transaction pursuant to existing financing commitments. Substantially all of Sealy’s existing indebtedness will be refinanced in connection with the transaction.

Goldman, Sachs & Co. and J.P. Morgan Securities Inc. served as financial advisors to Sealy Corporation. Kirkland & Ellis LLP advised the selling Sealy shareholders and Simpson Thacher & Bartlett LLP advised KKR.

KKR is one of the world’s oldest and most experienced private equity firms specializing in management buyouts, with offices in New York, Menlo Park, California, and London, England. KKR has a long history as an investor in world-class consumer products companies, including Duracell International, Inc., The Gillette Company and Elmer’s Products Inc. For more information, please visit www.kkr.com.

Sealy is the largest bedding manufacturer in the world with sales of $1.2 billion in 2003. The Company manufactures and markets a broad range of mattresses under the Sealy ®, Sealy Posturepedic ®, Stearns & Foster ®, and Bassett ® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Sealy employs more than 6,000 individuals, has 31 plants, and sells its products to 3,200 customers with more than 7,400 retail outlets worldwide. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

Bain Capital is a leading global private investment firm with more than $17 billion in assets under management. Headquartered in Boston, Bain Capital has offices in New York, London and Munich. For more information, please visit www.baincapital.com

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

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